Exhibit 10.5

W&T OFFSHORE, INC.

2013 EXECUTIVE TIME BASED RESTRICTED STOCK UNIT AGREEMENT

This Agreement is made and entered into as of  June  11, 2013 (the “Date of Grant”), by and between W&T Offshore, Inc., a Texas corporation (the “Company”) and you;

WHEREAS, the Company, in order to motivate and incentivize you to enter into and to continue and dedicate service to the Company and to materially contribute to the success of the Company, agrees to grant you this restricted stock unit award;

WHEREAS, the Company adopted the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan, as it may be amended from time to time (the “Plan”) under which the Company is authorized to grant stock-based awards to certain employees and service providers of the Company;

WHEREAS, a copy of the Plan has been furnished to you and shall be deemed a part of this restricted stock unit award agreement (“Agreement”) as if fully set forth herein and the terms capitalized but not defined herein shall have the meanings set forth in the Plan;

WHEREAS, the Company adopted the W&T Offshore, Inc. Stock Ownership and Retention Policy, as it may be amended from time to time (the “Policy”) under which the Company has established various stock ownership and retention requirements;

WHEREAS, a copy of the Policy has been furnished to you and, as this Award (as defined below) shall be subject to the terms and conditions of the Policy, shall be deemed a part of this Agreement as if fully set forth herein; and

WHEREAS, you desire to accept the restricted stock unit award made pursuant to this Agreement.

NOW, THEREFORE, in consideration of and mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:

1.   The Grant.  The Company hereby grants to you effective as of the Date of Grant, as a matter of separate inducement but not in lieu of any salary or other compensation for your services for the Company, an award (the “Award”) consisting of ________________ shares of restricted stock units in accordance with the terms and conditions set forth herein and in the Plan (the “Restricted Stock Units”).

2.   Intentionally omitted.

3.   Vesting Date and Other Restrictions.  (a) Subject to the terms and conditions of this Agreement and the Plan, the forfeiture restrictions on the Restricted Stock Units will lapse and the Restricted Stock Units will vest on the date that is two years after the Date of Grant  (the “Vesting Date”); provided, if you are on a leave of absence during the period from the Date of Grant until the Vesting Date, you will receive a pro-rata Award based on the number of days you were a working as a full time employee for the Company during the  period from the Date of Grant until the Vesting Date. The Committee has the right to further reduce or eliminate the number of Restricted Stock Units granted to you for any reason.

(b) Other Restrictions.  Subject to Section 6 of this Agreement, the restrictions on your Restricted Stock Units will expire on the Vesting Date only if you have been an employee or service provider of the Company or of a Subsidiary continuously from the Date of Grant through the Vesting Date.  Restricted Stock Units that have become vested pursuant to this Section 3 shall be referred to herein as the “Vested Units.”

4.   Settlement.

(a)   Form of Settlement.  The Committee, in its sole discretion, shall determine at the time of such settlement whether the Vested Units will be settled: (i) in a single lump sum cash payment in an amount equal to the Fair Market Value of Stock as of the date of settlement multiplied by the number of Vested Units to be settled, (ii) in shares of such Stock, or (iii) in a combination of cash and shares of Stock.  Settlement of Vested Units shall be subject to and pursuant to rules and procedures established by the Committee in its sole discretion.

(b)   Time of Settlement.  The Vested Units shall be settled by the Company as soon as administratively feasible following the Vesting Date, but in no event shall such settlement occur later than fifteen 15 days following the Vesting Date.  In the event the Restricted Stock Units become Vested Units pursuant to Section 6 below, the Company will settle the Vested Units as soon as administratively practicable

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following the time of vesting noted in Section 6 below, but in no event shall such settlement occur later than fifteen 15 days following the applicable vesting event.

5.   Restrictions, Forfeiture and Limitations on Ownership.  The shares of Restricted Stock Units are restricted in the sense that they may be forfeited to the Company prior to the time the Restricted Stock Units are deemed Vested Units. You, or your executor, administrator, heirs, or legatees shall have the right to vote any shares of Stock you may receive as settlement of the Vested Units and hold all other privileges of a shareholder of the Company only from the date of issuance of a Stock certificate in your name representing payment of a Vested Unit in the form of a share of Stock, or the delivery of the Stock to the Company’s transfer agent, as applicable.

6.   Termination of Services or Change in Control.

(a)   Termination due to your Death or Disability. If your employment or service relationship with the Company and any of its Subsidiaries is terminated as a result of your death or Disability (as defined below), then the forfeiture restrictions on your Restricted Stock Units shall automatically lapse on a pro rata basis based on the number of days you were a working as a full time employee for the Company during the period from the Date of Grant until the Vesting Date (the “Pro-Rata Award”).  For purposes of this Section 6(a), the term “Disability” shall have the meaning given such term in any written employment, severance or other similar individual agreement (an “Individual Agreement”) between you and the Company. In the event that there is no existing written Individual Agreement between you and the Company or if any such agreement does not define Disability, the term “Disability” shall mean: (i) a physical or mental impairment of sufficient severity that, in the opinion of the Company, (A) you are unable to continue performing the duties assigned to you prior to such impairment or (B) your condition entitles you to disability benefits under any insurance or employee benefit plan of the Company or its Subsidiaries, and (ii) the impairment or condition is cited by the Company as the reason for your termination; provided, however, that in all cases, the term Disability shall be applied and interpreted in compliance with section 409A of the Code and the regulations thereunder.

(b)   Termination for Any Other Reason.  Subject to Sections 6(c) and 6(d) below, if your employment or service relationship with the Company or any of its Subsidiaries is terminated for any other reason other than your death or  Disability prior to the Vesting Date, the Restricted Stock Units granted pursuant to this Agreement for which have not become Vested Units as of the date of termination shall become null and void as of the date of such termination; provided, however, that any Vested Units as of the date of such termination will survive the termination of employment.

(c)   Change in Control.  Notwithstanding any provision herein to the contrary, but subject to adjustment under Section 2 for a leave of absence, following the consummation of a Change in Control, in the event that you are terminated by the Company without “Cause” or you voluntarily terminate your employment for “Good Reason” during the period of time ending on the earlier to occur of (i) thirty (30) days after  the Vesting Date, or (ii) the two year period immediately following the consummation of such a Change in Control, if not already settled, the forfeiture restrictions on your Restricted Stock Units shall automatically lapse and such Restricted Stock Units will vest subject further to Section 12 of this Agreement.

(i) For purposes of this Section 6(c), the term “Cause” shall have the meaning given such term in any Individual Agreement between you and the Company. In the event that there is no existing written Individual Agreement between you and the Company or if any such agreement does not define “Cause,” the term “Cause” shall mean: (A) your commission of theft, embezzlement, any other act of dishonesty relating to your employment with the Company or any willful and material violation of any law, rules or regulation applicable to the Company, including, but not limited to, those laws, rules or regulations established by the Securities and Exchange Commission, or any self-regulatory organization having jurisdiction or authority over you or the Company; (B) your conviction of, or your plea of guilty or nolo contendere to, any felony or of any other crime involving fraud, dishonesty or moral turpitude; (C) your willful and continued failure to perform the reasonable and customary duties of your position, which such failure is not

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remedied within 10 days after written demand by the Company for substantial performance is actually received by you.

(ii) For purposes of this Section 6(c), the term “Good Reason” shall have the meaning given such term in any Individual Agreement between you and the Company.  In the event that there is no existing written Individual Agreement between you and the Company or if such agreement does not define Good Reason, the term “Good Reason” shall mean a reduction equal to or greater than 10% in your base salary that was in effect upon the date of the consummation of the Change in Control, and/or a material reduction in your employee benefits, that is not the result of an generally applicable reduction in employee benefit levels throughout the Company where similarly situated employees or service providers have received a comparable reduction in base salary and/or employee benefits.  In the event that you determine you have become eligible for a “Good Reason” termination following a Change in Control, you will submit to the Company, within the 30 day period immediately following the event leading to the reduction of your base salary or employee benefits, notice of such event and your reasons for determining that “Good Reason” has occurred. The Company, in its reasoned discretion, will make the final and binding decision as to whether a “Good Reason” termination exists within the 30 day period immediately following the date the Company received your notice of the Good Reason termination.  The Company will promptly inform you of its decisions regarding your Good Reason termination.

(iii) Nothing within this Section 6(c) is intended to modify Section 6(a) above regarding the acceleration of your Restricted Stock Units upon a termination of employment due to death or Disability.  The provisions of Section 6(a) shall apply to a termination of your employment or service for death or Disability, whether or not such a termination of employment or service were to occur in connection with a Change in Control.

(d)   Effect of Individual Agreement.  Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Agreement and any Individual Agreement entered into by and between you and the Company, the terms of this Agreement shall control.

7.   Intentionally deleted.

8.   Delivery of Stock.  In the event the Committee determines to settle the Restricted Stock Units in the form of Stock, promptly following the expiration of the restrictions on the Restricted Stock Units as contemplated in Sections 3 or 6 of this Agreement, the Company shall either cause to be issued and delivered to you or your designee a certificate or other evidence of the number of Restricted Stock Units as to which restrictions have lapsed, free of any restrictive legend relating to the lapsed restrictions, or cause those number of Restricted Stock Units to be properly registered with the Company’s transfer agent as appropriate, upon receipt by the Company of any tax withholding as may be requested pursuant to Section 9 of this Agreement.  The value of such Restricted Stock Units shall not bear any interest owing to the passage of time.

9.   Payment of Taxes.  The Company may require you to pay to the Company (or the Company’s Subsidiary if you are an employee of a Subsidiary of the Company), an amount the Company deems necessary to satisfy its (or its Subsidiary’s) current or future obligation to withhold federal, state or local income or other taxes that you incur as a result of the Award.  With respect to any such required tax withholding, the Company will withhold from the cash payment or the shares of Stock to be issued to you under this Agreement, as applicable, the cash amount or the number of shares necessary to satisfy the Company’s obligation to withhold taxes; where the Restricted Stock Units will be settled in shares of Stock, such a determination will be based on the shares’ Fair Market Value at the time such determination is made.  In the event the Restricted Stock Units are settled in shares of Stock, and Company determines that the aggregate Fair Market Value of the shares of Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you must pay to the Company, in cash, the amount of that deficiency immediately upon the Company’s request.

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10.   Compliance with Securities Law.  Notwithstanding any provision of this Agreement to the contrary, in the event the Restricted Stock Units are settled in shares of Stock, the issuance of Stock will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed.  No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed.  In addition, Stock will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended (the “Act”), is at the time of issuance in effect with respect to the shares issued or (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Act.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained.  As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.  From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Stock available for issuance.

11.   Right of the Company and Subsidiaries to Terminate Employment or Services.  Nothing in this Agreement confers upon you the right to continue in the employ of or performing services for the Company or any Subsidiary, or interfere in any way with the rights of the Company or any Subsidiary to terminate your employment or service relationship at any time, with or without cause.

12.   Non-Compete Agreements.  The Company, in its sole discretion, may require you to execute a separate non-compete, non-solicitation, or similar agreement in connection with the grant of the Restricted Stock Units pursuant to this Agreement or in connection with the acceleration of the Restricted Stock Units in accordance with the provisions of Section 6 of this Agreement.

13.   Furnish Information.  You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

14.   Remedies.  The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

15.   No Liability for Good Faith Determinations.  The Company, the Committee and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Stock Units granted hereunder.

16.   Execution of Receipts and Releases.  Any payment of cash or any issuance or transfer of shares of Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as the Company shall determine.

17.   No Guarantee of Interests.  The Company, the members of the Committee and the Board do not guarantee the Stock of the Company from loss or depreciation.

18.   Notice.  All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail.

19.   Waiver of Notice.  Any person entitled to notice hereunder may waive such notice in writing.

20.   Information Confidential.  As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided,

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however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors.  In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you.

21.   Successors.  This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns, including, but not limited to, any successor entity resulting from a Change in Control.

22.   Severability.  If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

23.   Company Action.  Any action required of the Company shall be by authority of the Board or by a person or entity authorized to act by the Board.

24.   Headings.  The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

25.   Governing Law.  All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Texas, without giving any effect to any conflict of law provisions thereof, except to the extent Texas state law is preempted by federal law.  The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

26.   Consent to Texas Jurisdiction and Venue.  You hereby consent and agree that state courts located in Harris County, Texas and the United States District Court for the Southern District of Texas each shall have personal jurisdiction and proper venue with respect to any dispute between you and the Company arising in connection with the Award or this Agreement.  In any dispute with the Company, you will not raise, and you hereby expressly waive, any objection or defense to any such jurisdiction as an inconvenient forum.

27.   Amendment.  This Agreement may be amended by the Board or by the Committee at any time (a) if the Board or the Committee determines, in its sole discretion, that amendment is necessary or advisable in light of any addition to or change in any federal or state tax or securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Award; or (b) other than in the circumstances described in clause (a) or provided in the Plan, with your consent.

28.   Transfer.  This Agreement and the Restricted Stock Units granted hereunder will not be transferable by you other than by will or the laws of descent and distribution, or as otherwise provided by the Plan.

29.   The Plan.  This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

30.   The Policy.  This Agreement and this Award is subject to all the terms, conditions, limitations and restrictions contained within the Policy.

W&T OFFSHORE, INC.

By: /s/ Jamie L. Vazquez

     Jamie L. Vazquez, President

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